CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$400,000	$54.56

Pricing supplement no. 1174 To prospectus dated November 14, 2011, prospectus supplement dated November 14, 2011 and product supplement no. 20-I dated January 5, 2012	Registration Statement No. 333-177923 Dated March 15, 2013 Rule 424(b)(2)

$400,000
Auto Callable Contingent Interest Notes Linked to the Common Stock of J.C. Penney Company, Inc. due March 20, 2014

General

—

The notes are designed for investors who seek a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of the Reference Stock is greater than or equal to 57% of the Initial Stock Price, which we refer to as the Interest Barrier. In addition, if the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price, the notes will be automatically called. Investors in the notes should be willing to accept the risk of losing some or all of their principal and the risk that no Contingent Interest Payment may be made with respect to some or all Review Dates.

—

Investors should be willing to forgo fixed interest and dividend payments, in exchange for the opportunity to receive a Contingent Interest Payment with respect to each Review Date for which the closing price of one share of the Reference Stock is greater than or equal to the Interest Barrier. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

—	The first Review Date, and therefore the earliest date on which an automatic call may be initiated, is June 17, 2013.
—	Unsecured and unsubordinated obligations of JPMorgan Chase & Co. maturing March 20, 2014†
—	Minimum denominations of $1,000 and integral multiples thereof
—	The notes priced on March 15, 2013 and are expected to settle on or about March 20, 2013.

Key Terms

Reference Stock:	The common stock, par value $0.50 per share, of J.C. Penney Company, Inc. (New York Stock Exchange symbol “JCP”). We refer to J.C. Penney Company, Inc. as “J.C. Penney.”
Contingent Interest Payments:

If the notes have not been previously called and the closing price of one share of the Reference Stock on any Review Date is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date for each $1,000 principal amount note a Contingent Interest Payment equal to $62.50 (equivalent to an interest rate of 25.00% per annum, payable at a rate of 6.25% per quarter).

If the closing price of one share of the Reference Stock on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date.

Interest Barrier / Trigger Level:	$8.8236, which is 57% of the Initial Stock Price (subject to adjustments)
Interest Rate:	25.00% per annum, payable at a rate of 6.25% per quarter, if applicable
Automatic Call:	If the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price, the notes will be automatically called for a cash payment, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.
Payment at Maturity:	If the notes have not been previously called and the Final Stock Price is greater than or equal to the Trigger Level, you will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to the final Review Date.
If the notes have not been previously called and the Final Stock Price is less than the Trigger Level, at maturity you will receive the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value will most likely be less than the principal amount of your notes, and may be zero.
If the notes have not been automatically called and the Final Stock Price is less than the Trigger Level, you will most likely lose some or all of your principal amount at maturity.
Physical Delivery Amount:	64.59948, which is the number of shares of the Reference Stock per $1,000 principal amount note, equal to $1,000 divided by the Initial Stock Price, subject to adjustments
Cash Value:	The amount in cash equal to the product of (a) $1,000 divided by the Initial Stock Price and (b) the Final Stock Price, subject to adjustments
Initial Stock Price:	The closing price of one share of the Reference Stock on the pricing date, which is $15.48, divided by the Stock Adjustment Factor
Final Stock Price:	The closing price of one share of the Reference Stock on the final Review Date
Stock Adjustment Factor:	Set initially at 1.0 on the pricing date and subject to adjustment upon the occurrence of certain corporate events affecting the Reference Stock. See “General Terms of Notes — Additional Reference Stock Provisions — Anti-Dilution Adjustments” in the accompanying product supplement no. 20-I for further information.
Review Dates†:	June 17, 2013 (first Review Date), September 16, 2013 (second Review Date), December 16, 2013 (third Review Date) and March 17, 2014 (final Review Date)
Interest Payment Dates†:	With respect to each Review Date other than the final Review Date, the third business day after the related Review Date. The Contingent Interest Payment, if any, with respect to the final Review Date will be made on the maturity date.
Call Settlement Date†:	If the notes are automatically called on any Review Date, the first Interest Payment Date immediately following that Review Date
Maturity Date†:	March 20, 2014
CUSIP:	48126DD97
†

Subject to postponement in the event of certain market disruption events and as described under “Description of Notes — Postponement of a Review Date — Notes Linked to a Single Component” and “Description of Notes — Postponement of a Payment Date” in the accompanying product supplement no. 20-I

Investing in the Auto Callable Contingent Interest Notes involves a number of risks. See “Risk Factors” beginning on page PS-15 of the accompanying product supplement no. 20-I and “Selected Risk Considerations” beginning on page PS-4 of this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$1,000	$33	$967
Total	$400,000	$13,200	$386,800
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates.
(2)	J.P. Morgan Securities LLC, which we refer to as JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission of $33.00 per $1,000 principal amount note and will use a portion of that commission to allow selling concessions to other affiliated or unaffiliated dealers of $15.00 per $1,000 principal amount note. This commission includes the projected profits that our affiliates expect to realize, some of which have been allowed to other unaffiliated dealers, for assuming risks inherent in hedging our obligations under the notes. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-67 of the accompanying product supplement no. 20-I.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 15, 2013

Additional Terms Specific to the Notes

You should read this pricing supplement together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 20-I dated January 5, 2012. This pricing supplement, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 20-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

—	Product supplement no. 20-I dated January 5, 2012:

http://www.sec.gov/Archives/edgar/data/19617/000089109212000156/e46781_424b2.pdf

—	Prospectus supplement dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

—	Prospectus dated November 14, 2011:

http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this pricing supplement, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Common Stock of J.C. Penney Company, Inc.	PS-1

Selected Purchase Considerations

—

QUARTERLY CONTINGENT INTEREST PAYMENTS — The notes offer the potential to earn a Contingent Interest Payment in connection with each quarterly Review Date of $62.50 per $1,000 principal amount note (equivalent to an interest rate of 25.00% per annum, payable at a rate of 6.25% per quarter). If the notes have not been previously called and the closing price of one share of the Reference Stock on any Review Date is greater than or equal to the Interest Barrier, you will receive a Contingent Interest Payment on the applicable Interest Payment Date. If the closing price of one share of the Reference Stock on any Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date. If payable, a Contingent Interest Payment will be made to the holders of record at the close of business on the business day immediately preceding the applicable Interest Payment Date. Because the notes are our unsecured and unsubordinated obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.

—

POTENTIAL EARLY EXIT AS A RESULT OF THE AUTOMATIC CALL FEATURE — If the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price, your notes will be automatically called prior to the maturity date. Under these circumstances, on the applicable Call Settlement Date, for each $1,000 principal amount note, you will receive (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date, payable on the applicable Call Settlement Date.

—

THE NOTES DO NOT GUARANTEE THE RETURN OF YOUR PRINCIPAL IF THE NOTES ARE NOT AUTOMATICALLY CALLED — If the notes are not automatically called, we will pay you your principal back at maturity so long as the Final Stock Price is greater than or equal to the Trigger Level. However, if the notes are not automatically called and the Final Stock Price is less than the Trigger Level, you will most likely lose some or all of your principal amount at maturity.

—

RETURN LINKED TO A SINGLE REFERENCE STOCK — The return on the notes is linked to the performance of a single Reference Stock, which is the common stock of J.C. Penney. For additional information see “The Reference Stock” in this pricing supplement.

—

TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 20-I. In determining our reporting responsibilities we intend to treat (i) the notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Interest Payments as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences — Tax Consequences to U.S. Holders — Tax Treatment as Prepaid Forward Contracts with Associated Contingent Coupons” in the accompanying product supplement no. 20-I. Based on the advice of Davis Polk & Wardwell LLP, our special tax counsel, we believe that this is a reasonable treatment, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt, in which case the timing and character of any income or loss on the notes could be materially affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders – tax considerations

The U.S. federal income tax treatment of Contingent Interest Payments is uncertain, and although we believe it is reasonable to conclude that Contingent Interest Payments are not subject to U.S. withholding tax (at least if a Form W-8 is provided), a withholding agent may nonetheless withhold on these payments (generally at a rate of 30%, subject to the possible reduction or elimination of that rate under an applicable income tax treaty), unless income from your notes is effectively connected with your conduct of a trade or business in the United States (and, if an applicable treaty so requires, attributable to a permanent establishment in the United States).

Non-U.S. Holders should also note that recently proposed Treasury regulations, if finalized in their current form, could impose a withholding tax at a rate of 30% (subject to reduction under an applicable income tax treaty) on amounts attributable to U.S.-source dividends (including, potentially, adjustments to account for extraordinary dividends) that are paid or “deemed paid” after December 31, 2013 under certain financial instruments, if certain other conditions are met. While significant aspects of the application of these proposed regulations to the notes are uncertain, if these proposed regulations were finalized in their current form, we (or other withholding agents) might determine that withholding is required with respect to notes held by a Non-U.S. Holder or that the Non-U.S. Holder must provide information to establish that withholding is not required. If withholding is required, we will not be required to pay any additional amounts with respect to amounts so withheld.

If you are not a United States person, you are urged to consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the notes in light of your particular circumstances and the potential application of the proposed regulations discussed in the preceding paragraph.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Common Stock of J.C. Penney Company, Inc.	PS-2

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in the Reference Stock. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 20-I dated January 5, 2012.

—

YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. If the notes are not automatically called, we will pay you your principal back at maturity only if the Final Stock Price is greater than or equal to the Trigger Level. If the notes are not automatically called and the Final Stock Price is less than the Trigger Level, you will receive the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value). Fractional shares will be paid in cash. The market value of the Physical Delivery Amount or the Cash Value will most likely be less than the principal amount of your notes, and may be zero. Accordingly, you could lose up to the entire principal amount of your notes.

—

THE NOTES DO NOT GUARANTEE THE PAYMENT OF INTEREST AND MAY NOT PAY ANY INTEREST AT ALL — The terms of the notes differ from those of conventional debt securities in that, among other things, whether we pay interest is linked to the performance of the Reference Stock. We will make a Contingent Interest Payment with respect to a Review Date only if the closing price of one share of the Reference Stock on that Review Date is greater than or equal to the Interest Barrier. If the closing price of one share of the Reference Stock on that Review Date is less than the Interest Barrier, no Contingent Interest Payment will be made with respect to that Review Date, and the Contingent Interest Payment that would otherwise have been payable with respect to that Review Date will not be accrued and subsequently paid. Accordingly, if the closing price of one share of the Reference Stock on each Review Date is less than the Interest Barrier, you will not receive any interest payments over the term of the notes.

—

CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co., and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

—

THE APPRECIATION POTENTIAL OF THE NOTES IS LIMITED, AND YOU WILL NOT PARTICIPATE IN ANY APPRECIATION IN THE PRICE OF THE REFERENCE STOCK — The appreciation potential of the notes is limited to the sum of any Contingent Interest Payments that may be paid over the term of the notes, regardless of any appreciation in the price of the Reference Stock, which may be significant. You will not participate in any appreciation in the price of the Reference Stock. Accordingly, the return on the notes may be significantly less than the return on a direct investment in the Reference Stock during the term of the notes.

—

POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 20-I for additional information about these risks.

We and/or our affiliates may also currently or from time to time engage in business with J.C. Penney, including extending loans to, or making equity investments in, J.C. Penney or providing advisory services to J.C. Penney. In addition, one or more of our affiliates may publish research reports or otherwise express opinions with respect to J.C. Penney, and these reports may or may not recommend that investors buy or hold the Reference Stock. As a prospective purchaser of the notes, you should undertake an independent investigation of the Reference Stock issuer that in your judgment is appropriate to make an informed decision with respect to an investment in the notes.

—

IF YOU RECEIVE SHARES OF THE REFERENCE STOCK AT MATURITY, THE VALUE OF THOSE SHARES MAY BE LESS ON THE MATURITY DATE THAN ON THE FINAL REVIEW DATE — If the notes have not been previously called and the Final Stock Price is less than the Trigger Level, at maturity you will receive the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value). The value of the Physical Delivery Amount on the final Review Date is expected to be less than $1,000 for each $1,000 principal amount note and could decrease further during the period between the final Review Date and the maturity date. We will make no adjustments to the Physical Delivery Amount to account for any fluctuations in the value of the Physical Delivery Amount, and you will bear the risk of any decrease in the value of the Physical Delivery Amount between the final Review Date and the maturity date.

—

THE BENEFIT PROVIDED BY THE TRIGGER LEVEL MAY TERMINATE ON THE FINAL REVIEW DATE — If the Final Stock Price is less than the Trigger Level, the benefit provided by the Trigger Level will terminate and you will be fully exposed to any depreciation in the closing price of one share of the Reference Stock. Under these circumstances, you will receive the number of shares of the Reference Stock equal to the Physical Delivery Amount (or, at our election, the Cash Value). The market value of the Physical Delivery Amount or the Cash Value will most likely be less than the principal amount of your notes, and may be zero. Because the Final Stock Price will be determined based on the closing price on a single day near the end of the term of the notes, the price of the Reference Stock at the maturity date or at other times during the term of the notes could be greater than

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Common Stock of J.C. Penney Company, Inc.	PS-3

or equal to the Trigger Level. This difference could be particularly large if there is a significant decrease in the price of the Reference Stock during the later portion of the term of the notes or if there is significant volatility in the price of the Reference Stock during the term of the notes, especially on dates near the final Review Date.

—

THE AUTOMATIC CALL FEATURE MAY FORCE A POTENTIAL EARLY EXIT — If the notes are automatically called, the amount of Contingent Interest Payments made on the notes may be less than the amount of Contingent Interest Payments that would have been payable if the notes were held to maturity, and, for each $1,000 principal amount note, you will receive $1,000 plus the Contingent Interest Payment applicable to the relevant Review Date.

—

REINVESTMENT RISK — If your notes are automatically called, the term of the notes may be reduced to as short as approximately three months and you will not receive any Contingent Interest Payments after the applicable Call Settlement Date. There is no guarantee that you would be able to reinvest the proceeds from an investment in the notes at a comparable return and/or with a comparable interest rate for a similar level of risk in the event the notes are automatically called prior to the maturity date.

—

CERTAIN BUILT-IN COSTS ARE LIKELY TO AFFECT ADVERSELY THE VALUE OF THE NOTES PRIOR TO MATURITY — While any payment on the notes described in this pricing supplement is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, and as a general matter, the price, if any, at which JPMS will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you. This secondary market price will also be affected by a number of factors aside from the agent’s commission and hedging costs, including those set forth under “Many Economic and Market Factors Will Impact the Value of the Notes” below.

The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.

—

NO OWNERSHIP OR DIVIDEND RIGHTS IN THE REFERENCE STOCK — As a holder of the notes, you will not have any ownership interest or rights in the Reference Stock, such as voting rights or dividend payments. In addition, the issuer of the Reference Stock will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Reference Stock and the notes.

—

NO AFFILIATION WITH THE REFERENCE STOCK ISSUER — We are not affiliated with the issuer of the Reference Stock. We have not independently verified any of the information about the Reference Stock issuer contained in this pricing supplement. You should undertake your own investigation into the Reference Stock and its issuer. We are not responsible for the Reference Stock issuer’s public disclosure of information, whether contained in SEC filings or otherwise.

—

SINGLE STOCK RISK — The price of the Reference Stock can fall sharply due to factors specific to the Reference Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions.

—

RISK OF THE CLOSING PRICE OF THE REFERENCE STOCK FALLING BELOW THE INTEREST BARRIER OR THE TRIGGER LEVEL IS GREATER IF THE PRICE OF THE REFERENCE STOCK IS VOLATILE — The likelihood of the closing price of one share of the Reference Stock falling below the Interest Barrier or the Trigger Level will depend in large part on the volatility of the price of the Reference Stock — the frequency and magnitude of changes in the price of the Reference Stock.

—

LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.

—

HEDGING AND TRADING IN THE REFERENCE STOCK — While the notes are outstanding, we or any of our affiliates may carry out hedging activities related to the notes, including in the Reference Stock or instruments related to the Reference Stock. We or our affiliates may also trade in the Reference Stock or instruments related to the Reference Stock from time to time. Any of these hedging or trading activities as of the pricing date and during the term of the notes could adversely affect whether a Contingent Interest Payment will be payable or our payment to you at maturity. It is possible that these hedging or trading activities could result in substantial returns for us or our affiliates while the value of the notes declines.

—

THE ANTI-DILUTION PROTECTION FOR THE REFERENCE STOCK IS LIMITED AND MAY BE DISCRETIONARY — The calculation agent will make adjustments to the Stock Adjustment Factor for certain corporate events affecting the Reference Stock. However, the calculation agent will not make an adjustment in response to all events that could affect the Reference Stock. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. You should also be aware that the calculation agent may make adjustments in response to events that are not described in the accompanying product supplement to account for any diluting or concentrative effect, but the calculation agent is under no obligation to do so or to consider your interests as a holder of the notes in making these determinations.

—

MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the closing price of one share of the Reference Stock on any day, the value of the notes will be impacted by a number of economic and market factors that may either offset or magnify each other, including:

—	the actual and expected volatility in the price of the Reference Stock;

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Common Stock of J.C. Penney Company, Inc.	PS-4

—	the time to maturity of the notes;

—

whether the closing price of one share of the Reference Stock has been, or is expected to be, less than the Interest Barrier on any Review Date and whether the Final Stock Price is expected to be less than the Trigger Level;

—	the dividend rate on the Reference Stock;

—	the occurrence of certain events affecting the issuer of the Reference Stock that may or may not require an adjustment to the Stock Adjustment Factor, including a merger or acquisition;

—	interest and yield rates in the market generally;

—	a variety of economic, financial, political, regulatory and judicial events; and

—	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Common Stock of J.C. Penney Company, Inc.	PS-5

What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Stock?

The following table illustrates payments on the notes, assuming a range of performances for the Reference Stock on a given Review Date. The hypothetical payments set forth below assume an Initial Stock Price of $15.50 and an Interest Barrier and a Trigger Level of $8.835 (equal to 57% of the hypothetical Initial Stock Price) and reflect the Interest Rate of 25.00% per annum (payable at a rate of 6.25% per quarter). Each hypothetical payment set forth below is for illustrative purposes only and may not be the actual payment applicable to a purchaser of the notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

	Review Dates Prior to the Final Review Date		Final Review Date
Closing Price	Reference Stock Appreciation / Depreciation at Review Date	Payment on Interest Payment Date or Call Settlement Date (1)(2)	Reference Stock Appreciation/ Depreciation at Final Review Date	Payment at Maturity (2)(3)	Total Value of Payment Received at Maturity (2)(3)
$27.90000	80.00%	$1,062.50	80.00%	$1,062.50	$1,062.50
$26.35000	70.00%	$1,062.50	70.00%	$1,062.50	$1,062.50
$24.80000	60.00%	$1,062.50	60.00%	$1,062.50	$1,062.50
$23.25000	50.00%	$1,062.50	50.00%	$1,062.50	$1,062.50
$21.70000	40.00%	$1,062.50	40.00%	$1,062.50	$1,062.50
$20.15000	30.00%	$1,062.50	30.00%	$1,062.50	$1,062.50
$19.37500	25.00%	$1,062.50	25.00%	$1,062.50	$1,062.50
$18.60000	20.00%	$1,062.50	20.00%	$1,062.50	$1,062.50
$17.82500	15.00%	$1,062.50	15.00%	$1,062.50	$1,062.50
$17.05000	10.00%	$1,062.50	10.00%	$1,062.50	$1,062.50
$16.27500	5.00%	$1,062.50	5.00%	$1,062.50	$1,062.50
$15.50000	0.00%	$1,062.50	0.00%	$1,062.50	$1,062.50
$14.72500	-5.00%	$62.50	-5.00%	$1,062.50	$1,062.50
$13.95000	-10.00%	$62.50	-10.00%	$1,062.50	$1,062.50
$12.40000	-20.00%	$62.50	-20.00%	$1,062.50	$1,062.50
$10.85000	-30.00%	$62.50	-30.00%	$1,062.50	$1,062.50
$9.30000	-40.00%	$62.50	-40.00%	$1,062.50	$1,062.50
$8.83500	-43.00%	$62.50	-43.00%	$1,062.50	$1,062.50
$8.83345	-43.01%	$0.00	-43.01%	64 shares of the Reference Stock or the Cash Value	$569.90
$7.75000	-50.00%	$0.00	-50.00%		$500.00
$6.20000	-60.00%	$0.00	-60.00%		$400.00
$4.65000	-70.00%	$0.00	-70.00%		$300.00
$3.10000	-80.00%	$0.00	-80.00%		$200.00
$1.55000	-90.00%	$0.00	-90.00%		$100.00
$0.00000	-100.00%	$0.00	-100.00%		$0.00
(1)	The notes will be automatically called if the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price.
(2)	You will receive a Contingent Interest Payment in connection with a Review Date if the closing price of one share of the Reference Stock on that Review Date is greater than or equal to the Interest Barrier.
(3)	If you receive the Physical Delivery Amount, (a) any fractional shares are not included in number of shares of Reference Stock payable at maturity in the table above and (b) the total value of payment received at maturity shown in the table above includes the value of any fractional shares, which will be paid in cash.

Hypothetical Examples of Amounts Payable on the Notes

The following examples illustrate the amounts payable on the notes in different hypothetical scenarios.

Example 1: The closing price of one share of the Reference Stock increases from the Initial Stock Price of $15.50 to a closing price of $17.05 on the first Review Date. Because the closing price of one share of the Reference Stock on the first Review Date is greater than the Interest Barrier, the investor is entitled to receive a Contingent Interest Payment in connection with the first Review Date. In addition, because the closing price of one share of the Reference Stock on the first Review Date is greater than the Initial Stock Price, the notes are automatically called. Accordingly, the investor receives a payment of $1,062.50 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $62.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note.

Example 2: The closing price of one share of the Reference Stock decreases from the Initial Stock Price of $15.50 to a closing price of $6.20 on the first Review Date and $9.30 on the second Review Date and increases from the Initial Stock Price of $15.50 to a closing price of $17.05 on the third Review Date. Because the closing price of one share of the Reference Stock on the first Review Date is less

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Common Stock of J.C. Penney Company, Inc.	PS-6

than the Interest Barrier, no Contingent Interest Payment is made in connection with the first Review Date; however, the closing price of one share of the Reference Stock on each of the second and third Review Dates is greater than the Interest Barrier, so the investor is entitled to receive a Contingent Interest Payment in connection with each of the second and third Review Dates. In addition, because the closing price of one share of the Reference Stock on the third Review Date is greater than the Initial Stock Price, the notes are automatically called. Accordingly, the investor receives a payment of $62.50 in connection with the second Review Date and a payment of $1,062.50 per $1,000 principal amount note on the relevant Call Settlement Date, consisting of a Contingent Interest Payment of $62.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note, in connection with the third Review Date. Accordingly, the total amount paid on the notes over the term of the notes is $1,125 per $1,000 principal amount note.

Example 3: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the closing price of one share of the Reference Stock increases from the Initial Stock Price of $15.50 to a Final Stock Price of $20.15. The investor receives a payment of $62.50 in connection with each of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Stock Price is greater than the Trigger Level and the Interest Barrier, the investor receives at maturity a payment of $1,062.50 per $1,000 principal amount note, consisting of a Contingent Interest Payment of $62.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,250 per $1,000 principal amount note. This represents the maximum total payment an investor may receive over the term of the notes.

Example 4: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with two of the Review Dates preceding the final Review Date and the closing price of one share of the Reference Stock decreases from the Initial Stock Price of $15.50 to a Final Stock Price of $8.835. The investor receives two payments of $62.50 in connection with two of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Stock Price is equal to the Trigger Level and the Interest Barrier, even though the Final Stock Price is less than the Initial Stock Price, the investor receives at maturity a payment of $1,062.50 per $1,000 principal amount note, consisting of a Contingent Interest Payment of $62.50 per $1,000 principal amount note and repayment of principal equal to $1,000 per $1,000 principal amount note. The total amount paid on the notes over the term of the notes is $1,187.50 per $1,000 principal amount note.

Example 5: The notes are not automatically called prior to maturity, Contingent Interest Payments are paid in connection with each of the Review Dates preceding the final Review Date and the closing price of one share of the Reference Stock decreases from the Initial Stock Price of $15.50 to a Final Stock Price of $7.75. The investor receives a payment of $62.50 in connection with each of the Review Dates preceding the final Review Date and, because the notes are not automatically called prior to maturity and the Final Stock Price is less than the Trigger Level and the Interest Barrier, the investor receives at maturity the Physical Delivery Amount (or, at our election, the Cash Value). Because the Final Stock Price of the Reference Stock is $7.75, the total value of your payment at maturity, whether in cash or shares of the Reference Stock, is $500. Accordingly, the total value of the payments on the notes over the term of the notes, whether in cash or shares of the Reference Stock, is $687.50 per $1,000 principal amount note.

Example 6: The notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the closing price of one share of the Reference Stock decreases from the Initial Stock Price of $15.50 to a Final Stock Price of $6.20. Because the notes are not automatically called prior to maturity, no Contingent Interest Payments are paid in connection with the Review Dates preceding the final Review Date and the Final Stock Price is less than the Trigger Level and the Interest Barrier, the investor receives no payments over the term of the notes, other than the Physical Delivery Amount (or, at our election, the Cash Value) at maturity. Because the Final Stock Price of the Reference Stock is $6.20, the total value of your payment at maturity, whether in cash or shares of the Reference Stock, is $400 per $1,000 principal amount note.

The hypothetical payments on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical payments shown above would likely be lower.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Common Stock of J.C. Penney Company, Inc.	PS-7

The Reference Stock

Public Information

All information contained herein on the Reference Stock and on J.C. Penney is derived from publicly available sources, without independent verification. According to its publicly available filings with the SEC, J.C. Penney is a retailer whose business consists of selling merchandise and services to consumers through its department stores and through its Internet website. The common stock, par value $0.50 per share, of J.C. Penney (Bloomberg ticker: JCP), is registered under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, and is listed on the New York Stock Exchange, which we refer to as the relevant exchange for purposes of J.C. Penney in the accompanying product supplement no. 20-I. Information provided to or filed with the SEC by J.C. Penney pursuant to the Exchange Act can be located by reference to SEC file number 001-15274, and can be accessed through www.sec.gov. We do not make any representation that these publicly available documents are accurate or complete.

Historical Information Regarding the Reference Stock

The following graph sets forth the historical performance of the common stock of J.C. Penney based on the weekly closing prices of one share of the common stock of J.C. Penney from January 4, 2008 through March 15, 2013. The closing price of one share of the common stock of J.C. Penney on March 15, 2013 was $15.48. We obtained the closing prices below from Bloomberg Financial Markets, without independent verification. The closing prices may be adjusted by Bloomberg Financial Markets for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the Reference Stock has experienced significant fluctuations. The historical performance of the Reference Stock should not be taken as an indication of future performance, and no assurance can be given as to the closing price of one share of the Reference Stock on any Review Date. We cannot give you assurance that the performance of the Reference Stock will result in the return of any of your initial investment or the payment of any interest. We make no representation as to the amount of dividends, if any, that the Reference Stock will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the Reference Stock.

Validity of the Notes

In the opinion of Davis Polk & Wardwell LLP, as our special products counsel, when the notes offered by this pricing supplement have been executed and issued by us and authenticated by the trustee pursuant to the indenture, and delivered against payment as contemplated herein, such notes will be our valid and binding obligations, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and its authentication of the notes and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the letter of such counsel dated March 29, 2012, which was filed as an exhibit to a Current Report on Form 8-K by us on March 29, 2012.

JPMorgan Structured Investments — Auto Callable Contingent Interest Notes Linked to the Common Stock of J.C. Penney Company, Inc.	PS-8